Exhibit 5

June 15, 2007

MasterCard Incorporated

2000 Purchase Street

Purchase, New York 10577

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of MasterCard Incorporated, a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to an additional 6,250,000 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company pursuant to the MasterCard Incorporated 2006 Long Term Incentive Plan, as amended and restated (the “Plan”).

I have examined the Registration Statement and the Plan. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon their issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Noah J. Hanft
NOAH J. HANFT